                                                                 EXHIBIT 12

                           CYTEC INDUSTRIES INC.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (DOLLAR AMOUNTS IN MILLIONS)

                                                          HISTORICAL
                                                 ------------------------------
                                                 1996  1995  1994   1993   1992
                                                 ----- ----- ----- ------  ----
Earnings (loss) before income taxes............. 168.3 158.1  98.4 (154.2) 26.2
Add:
  Interest on indebtedness net of capitalized
   interest.....................................   6.4   2.6   1.6    4.0   3.3
  Portion of rents representative of the inter-
   est factor...................................   5.4   5.4   5.0    5.1   4.6
                                                 ----- ----- ----- ------  ----
Earnings as adjusted............................ 180.1 166.1 105.0 (145.1) 34.1
                                                 ===== ===== ===== ======  ====
Fixed charges:
  Interest on indebtedness......................   8.0   3.2   1.9    4.2   3.4
  Portion of rents representative of the inter-
   est factor...................................   5.4   5.4   5.0    5.1   4.6
                                                 ----- ----- ----- ------  ----
Fixed charges...................................  13.4   8.6   6.9    9.3   8.0
                                                 ===== ===== ===== ======  ====
Ratio of earnings to fixed charges..............  13.4  19.3  15.2      *   4.3
                                                 ===== ===== ===== ======  ====

--------

* Earnings were insufficient to cover fixed charges for the year ended December 31, 1993 by 154.4.